Exhibit 10.10

                                                                                                                                                                                                                                                                                                                                                                                                February 20, 2008

Richard P. Eno

14 Cranston Road

Winchester, MA 01890

                                                Re:  Employment Agreement

Dear Richard:

This letter is to confirm our understanding with respect to your employment by Metabolix, Inc. (the “Company”).  The terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”.  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.                                       Employment.

                                                (a)                                  General.  The Company will employ you, and you will be employed by the Company, as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”), and you shall have the responsibilities, duty and authority commensurate with that position.  You will also perform such other and/or different services for the Company as may be assigned to you from time to time.  You agree that if your employment hereunder ends for any reason, you will tender your resignation to the Company of all offices with the Company as of the date of your termination.

(b)                                 Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.  You may, however, without prior approval of the Company, serve as a member of the board of one other company or organization, with or without compensation, provided that such membership does not conflict with your obligations to the Company. You must seek advance approval from the Company in the event you wish to serve as a member of a board of additional companies or organizations.

2.                                       Term.  The Company hereby agrees to employ you, and you hereby accept employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of March 17, 2008 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (such period is the “Agreement Term”).  In the event the Company wishes to renew this Agreement, the Company will provide written notice to you of such desire at least 30 days before the expiration of the Agreement Term.

3.                                       Compensation.

(a)                                  Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $25,000 per month (annualized at $300,000.00) (the “Base Salary”).  The Company will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)                                 Bonus Opportunity.  You will be eligible to receive a cash bonus in an amount of up to 150% of the Base Salary, based upon the Board’s good faith assessment of your achievement of individual goals, and of the Company’s achievement of its goals.  Individual and Company goals will be established, and modified, in good faith by you and the Board. The Board expects that the target bonus opportunity will be in the range of 70% of your Base Salary if your performance fully meets those goals.  To the extent the Board awards you a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or of the Company fiscal year to which such bonus relates.  For your first year of employment, and any other partial year of employment, your cash bonus will be awarded on a pro rata basis.

(c)                                  Equity Compensation.

                                                (i)                                     At the first regularly scheduled meeting of the Board’s Compensation Committee, but no later than April 4, 2008, the Company shall grant you a stock option under the Metabolix, Inc. 2006 Stock Option and Incentive Plan, as amended February 22, 2007, and restated (the “2006 Stock Plan”), to purchase 100,000 shares of common stock of the Company (the “Initial Option”) at an exercise price equal to the Fair Market Value (as defined in the 2006 Stock Plan) of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Initial Option shall vest as to 6,250 of the shares three months after the grant date and on the last day of each three (3) month period following the first vesting date in equal installments of 6,250 until the Initial Option fully vests. Except as provided herein, the Initial Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.

                                                (ii)                                  Provided you remain employed with the Company, on the six- month anniversary of the Commencement Date, the Company shall grant you an Option under the Company’s 2006 Stock Plan to purchase 50,000 shares of common stock of the Company (the “Six Month Option”) at an exercise price equal to the Fair Market Value of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Six Month Option shall vest as to 3,125 of the shares three (3) months following the grant date and on the last day of each three (3) month period following the first vesting date in equal installments of 3,125 until the Six Month Option fully vests. Except as provided herein, the Six Month Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.

                                                (iii)                               Provided you are employed with the Company on or after the first anniversary of the Commencement Date, and provided the Compensation Committee determines that you have met the performance goals established for you for the calendar year 2008, the Company shall grant you an Option under the Company’s 2006 Stock Plan to purchase 50,000 shares of common stock of the Company (the “Bonus Option”) at an exercise price equal to the Fair Market Value of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Bonus Option shall vest as to 3,125 of the shares three (3) months following the grant date and on the last day of each three (3) month period following the first vesting date in equal installments of 3,125 until the Bonus Option fully vests. Except as provided herein, the Bonus Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.

                                                (iv)                              To the extent allowed pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), each option referred to in subparagraphs (i) through (iii) hereof shall be deemed to be an incentive stock option.

                                                                                                (d)                                 Vacation.  You will be entitled to paid vacation and paid holidays, accrued and used in accordance with the Company’s policies as currently in effect. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

(e)                                  Fringe Benefits.  You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(f)                                    Legal Fees.  The Company shall reimburse your reasonable legal fees in connection with this Agreement, upon the presentation of documentation supporting same, in an amount up to $5,000.

(g)                                 Reimbursement of Certain Expenses.  You shall be reimbursed for such reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such business expense.

4.                                       Termination of the Term.  The Term shall terminate upon the occurrence of any of the following:

                                                                                                (a)                                  Termination of the Agreement Term.  The Agreement shall terminate, upon no less than thirty days prior written notice, at the expiration of the Agreement Term as set forth in Section 2.

                                                                                                (b)                                 Termination for Cause.  The Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you.  For the purposes of this Section, “Cause” for termination shall be limited to the following:

                                                                                                                                                (i)                                     Your conviction of a felony; or

                                                (ii)                                  Your commission of fraud, or misconduct that results in material and demonstrable damage to the business or reputation of the Company; or

                                                (iii)                               Your willful and continued failure to perform your duties hereunder (other than such failure resulting from your incapacity due to Disability, as defined herein) within 10 business days after the Company delivers a written demand for performance to you that specifically identifies the actions to be performed.

                                                                                                (c)                                  Termination by the Company without Cause or by You for Good Reason.  This Agreement shall terminate at the election of the Company without Cause at any time upon 30 days prior written notice by the Company to you, or by you for Good Reason (as defined herein).

                                                                                                (d)                                 Death or Disability.  The Agreement shall terminate upon your death or disability. If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities and/or reassign you to another position with the Company during the period of such disability, and such reassignment shall not trigger a Good Reason termination as provided herein.  Notwithstanding any such removal or reassignment, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of three months, and your employment may be terminated by the Company at any time thereafter.  Nothing in this Section 4(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

Notwithstanding the foregoing, if and only to the extent that your disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

                                                                                                (e)                                  Termination by You.  You may terminate this Agreement at your election upon not less than 30 days prior written notice to the Company.

                                                                                                (f)                                    Definition of Good Reason. As used in this Agreement, “Good Reason” means if the Company, without your written consent, fails to cure any one or more of the event or circumstance listed below within 10 business days after receiving notice from you:

                                                                                                (i)                                     the assignment to you of duties materially inconsistent with this Agreement or a material diminution in title or authority;

                                                                                                (ii)                                  any failure by the Company to pay you the compensation and benefits to which you are entitled in any material way; or

                                                                                                (iii)                               the requirement that you relocate to a location more than 50 miles outside of Cambridge, Massachusetts.

5.                                       Effect of Termination.

(a)                                  In the event (i) you are terminated for Cause; (ii) you are terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”).  Such amounts will be paid promptly after termination in accordance with applicable law.

(b)                                 In the event (i) you are terminated without Cause; or (ii) you resign for Good Reason, in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company, and you do not revoke the release (a fully effective release is hereafter, the “Release”), you shall be entitled, in addition to the Accrued Obligations, to receive continuation of your Base Salary in effect at the time of termination for the period of twelve (12) months following your delivery of the Release.  To the extent required by Section 409A of the Code, the first installment of such Base Salary in the amount of six (6) months’ Base Salary shall be payable on the first business day following the six (6) month anniversary of the effective date of termination, and the remainder shall be payable in accordance with the Company’s regular payroll procedures thereafter.  If Section 409A of the Code is not applicable at the time of such termination, such Base Salary continuation shall commence immediately after the date of the Release. In addition to the foregoing, you shall be entitled to receive payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination for the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

(c)                                  In the event the Agreement Term expires and you are terminated without Cause or you resign for Good Reason (as defined in paragraph 4(f) above, and determined as if this Agreement were still in effect) at or within six months of the expiration of the Agreement Term, in addition to the Accrued Obligations, you shall be entitled to the same benefits provided in Section 5(b) herein, upon your execution of the Release, except that your Base Salary and COBRA premiums shall be paid for a period of six (6) months following the date of your termination.  The benefits in this subsection are subject to the same limitations of 409A of the Code as set forth in Section 5(b).  If your employment continues after the expiration of this Agreement, this Section 5 (c), Sections 4(b) and (f), and Sections 5(d) through (g) all shall survive the termination of this Agreement for a period of six (6) months, and Sections 3 (c), (d), (e) and (g) and Section 9(e)(ii) shall survive the expiration of this Agreement for so long as you remain an employee of the Company.

(d)                                 Additional Benefits Upon Termination in Connection With a Change of Control.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each, as defined herein) within 12 months immediately following or 6 months immediately prior to a Change of Control, then, in addition to the Accrued Obligations and the benefits described in Section 5(b), you shall be entitled to receive full vesting of all unvested equity granted to you under the 2006 Stock Plan or any authorized successor stock plan provided that the conditions to vesting other than the passage of time have been satisfied. To the extent the Company grants you any other equity or deferred compensation benefits, including, for example, restricted stock units, phantom stock or participation in a deferred compensation program, such additional benefits shall similarly accelerate and vest upon a Change in Control as provided herein.

                                                (e)  The payments, benefits and vesting, if any, to which you are entitled under Section 5 (and all other payments, benefits and vesting to which you may be entitled) shall be provided without regard to whether the deductibility of such payments, benefits and vesting would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payment, benefits and vesting) would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”).  If any portion of the payments, benefits and vesting to or for your benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to you an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section 5(e), shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties.  The determination as to whether your payments, benefits and vesting include Excess Parachute Payments and, if so, the amount of such, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by such certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”).  Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability. Notwithstanding anything in this section to the contrary, the maximum amount of the gross-up payment, including any gross-up for Section 409A penalties, shall not exceed $500,000.

                                                (f)                                    “Change of Control”.  As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

                                                (i)                                     any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

                                                (ii)                                  persons who, as of the Effective Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 6(f), be considered a member of the Incumbent Board; or

                                                (iii)                               the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

                                                (iv)                              the stockholders of the Company approve a plan of complete liquidation of  the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(g)                                 Separation from Service.  Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409a(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-3.

6.                                       Noncompetition, Confidentiality and Inventions Obligations.  You agree to simultaneously execute the Company’s Employee Noncompetition, Confidentiality and Inventions Agreement with the execution of this Agreement.

7.                                       Disclosure to Future Employers.  You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.                                       Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

9.                                       General.

(a)                                  Notices.  All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

(b)                                 Entire Agreement.  This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement) and the Employee Noncompetition, Confidentiality and Inventions Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)                                 Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)                                  Assignment.  (i) The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate.  (ii) You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

(f)                                    Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

(g)                                 Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(h)                                 Jury Waiver. You and the Company agree to waive trial by jury in connection with any action arising from or relating to this Agreement.

(h)                                 Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(i)                                     Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j)                                     Acknowledgments.  You recognize and agree that the enforcement of the Noncompetition, Nondisclosure and Inventions Agreement may be necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company.  You agree that, due to the proprietary nature of the Company’s business, the restrictions set forth in the Noncompetition, Confidentiality and Inventions Agreement may be reasonable as to time and scope.

(k)                                  Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

(l)                                     Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

Metabolix, Inc.

By:	/s/ Anthony J. Sinskey
Name:	Anthony J. Sinskey
Title:	Chairman of the Compensation Committee

Accepted and Approved:

/s/ Richard P. Eno	2/20/08
Richard P. Eno	Date